Exhibit 99.1

	Contact:	Contact:
TRANS WORLD	Trans World Entertainment	MWW Group
ENTERTAINMENT	John J. Sullivan	Rich Tauberman
	EVP, Chief Financial Officer	(rtauberman@mww.com)
	(518) 452-1242	(201) 507-9500
38 Corporate Circle
Albany, NY 12203

www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT RECEIVES BANKRUPTCY COURT APPROVAL
FOR THE ASSET ACQUISITION OF MUSICLAND HOLDING CORP.

Albany, NY, March 22, 2006 — Trans World Entertainment Corporation (Nasdaq: TWMC), a leading retailer of entertainment products, announced today that the United States Bankruptcy Court for the Southern District of New York has approved the Company’s bid to acquire substantially all of the assets of Musicland Holding Corp. Musicland, an entertainment specialty retailer which operates retail stores and websites under the names Sam Goody (SamGoody.com), Suncoast Motion Picture Company (Suncoast.com), On Cue and MediaPlay.com., filed a voluntary petition to restructure under Chapter 11 of the United States Bankruptcy Code in January 2006. The transaction is scheduled to close on March 27, 2006 and represents total consideration of $104.2 million in cash and $18.1 million in assumed liabilities.

“We are pleased that the Bankruptcy Court has approved our purchase of Musicland’s assets and look forward to quickly and efficiently integrating the acquired stores into the Trans World chain,” said Robert J. Higgins, Chairman And Chief Executive Officer of Trans World Entertainment. “This acquisition will increase our national footprint providing important operational and marketing synergies and we believe the acquisition will be accretive to our 2006 results. We also expect to leverage Musicland’s investments in its Replay customer loyalty program that has become a model in customer relationship management for its millions of Replay members across the country.”

Musicland owns and operates 400 specialty music retail stores located throughout the United States. Trans World expects to retain 335 of Musicland’s best performing stores and liquidate the remaining 65 stores through a joint venture with Hilco Merchant Resources, LLC.

Trans World Entertainment is a leading specialty retailer of music, video and video game products. The Company operates approximately 800 retail stores in 46 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com, www.coconuts.com, www.wherehouse.com and www.secondspin.com. In addition to its mall locations, operated primarily under the FYE brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, CD World, Spec’s, Second Spin and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.